Exhibit 10.2

INFUSYSTEM HOLDINGS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

Article 1. Purpose

The purpose of the InfuSystem Holdings, Inc. 2023 Employee Stock Purchase Plan (the “Plan”) is to provide employees of InfuSystem Holdings, Inc. (the “Company”) and its Affiliates with an opportunity to become owners of the Company by purchasing shares of the Company’s common stock through payroll deductions. This Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of this Plan shall be construed accordingly.

Article 2. Definitions

Whenever used in this Plan, the following terms have the meanings set forth below:

“Administrator” means the Compensation Committee of the Board of Directors of the Company or any other committee designated by the Board of Directors of the Company to administer this Plan.

“Affiliate” means a “related corporation,” within the meaning of Treasury Regulation section 1.421-1 (or any successor rule), with respect to the Company.

“Beneficiary” means an individual designated by a Participant, in accordance with procedures authorized by the Administrator, who may become entitled to rights under Plan in the event of the Participant’s death; provided that for any Participant who is married at the time of their death, such Participant’s spouse shall be deemed to be the Beneficiary unless the spouse has consented to the Participant’s designation of another individual as Beneficiary in a form acceptable to the Administrator.

“Code” means the Internal Revenue Code of 1986, as amended. References to sections of the Code include references to the applicable regulations and authoritative rules and interpretations thereunder and any such successor statutes, regulations, rules and interpretations.

“Common Stock” means the common stock of the Company.

“Company” means InfuSystem Holdings, Inc., a Delaware corporation.

“Eligible Employee” means any individual who is an employee (within the meaning of Code section 3401(c)) of the Company or any of its Affiliates as may exist from time to time; provided that only Eligible Employees who meet the requirements of Article 3 are eligible to participate in a particular Offering under this Plan.

“Fair Market Value” means the fair market value of the Common Stock, which, as of any date, will be determined by the Administrator as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, Fair Market Value is the closing sales price for one share of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the last day the Common Stock is open for trading prior to the date of determination; or (ii) in the absence of an established market for the Common Stock, Fair Market Value will be determined in good faith by the Administrator applying a reasonable method in a reasonable manner.

“Grant Date” means, with respect to an Offering, the first date of the Offering Period as designated by the Administrator, provided that the maximum number of shares of Common Stock that may be acquired by any Eligible Employee under such Offering will have been established as of such date.

“Offering” means an offer of purchase rights as to shares of Common Stock under this Plan exercisable on one or more designated Purchase Dates during the related Offering Period on terms set by the Administrator consistent with this Plan and Code section 423, including as contemplated by Article 4. The Administrator may designate separate Offerings under this Plan in which Eligible Employees of one or more Participating Employers may participate (the terms of which need not be identical), and the provisions of this Plan will separately apply to each such Offering, regardless of whether the Offerings have overlapping, non-overlapping or identical Offering Periods.

“Offering Period” means a period, designated by the Administrator in connection with an Offering, that begins on the Grant Date of an Offering and ends on the last Purchase Date of the Offering.

“Participant” means, with respect to an Offering, an Eligible Employee who has duly enrolled in such Offering.

“Participating Employer” means, with respect to an Offering, the Company and, if applicable, any Affiliate that has been designated by the Administrator to participate in the Offering.

“Plan” means this InfuSystem 2023 Employee Stock Purchase Plan, as it may be amended from time to time.

“Purchase Date” means, with respect to an Offering, a date designated by the Administrator for the exercise of purchase rights granted under the Offering. A single Offering may have more than one Purchase Date.

“Purchase Price” means, except as provided below, with respect to the purchase of one share of Common Stock in connection with an Offering, an amount equal to the lesser of (i) 85% of the Fair Market Value of one share of Common Stock as of the Grant Date of the applicable Offering or (ii) 85% of the Fair Market Value of one share of Common Stock as of the Purchase Date. Notwithstanding the foregoing, the Administrator may establish for any Offering, prior to the Grant Date, that the Purchase Price will be determined in another manner that is permitted under Code section 423.

Article 3. Eligibility

Unless otherwise determined by the Administrator for an Offering in accordance with Code section 423, each Eligible Employee who is employed by the Company or another Participating Employer as of the Grant Date of an Offering shall be eligible to participate in such Offering under this Plan, subject to any applicable exclusion under this Article 3.

a.Service Requirement. No individual is eligible to participate in an offering unless such an individual has completed at least one (1) month of continuous service with a Participating Employer before the Grant Date of the Offering, measured from the individual’s most recent hire date.

b.Part-time Employee Exclusion. No individual who customarily works for a Participating Employer for fewer than twenty (20) hours per week as of the Grant Date of an Offering will be eligible to participate in the Offering.

c.Seasonal Employee Exclusion. No individual who customarily works for a Participating Employer for fewer than five (5) months in any calendar year as of the Grant Date of an Offering will be eligible to participate in the Offering.

d.Highly Compensated Employee Exclusion. The Administrator may exclude from participation in this Plan or any Offering those otherwise Eligible Employees who are “highly compensated employees” of the Company or another Participating Employer (within the meaning of Code section 414(q)) or a sub-set of such highly compensated employees.

e.Non-US Employee Exclusion. The Administrator may exclude from any Offering those otherwise Eligible Employees who are citizens or residents of a non-U. S. jurisdiction (even if they are also citizens or resident aliens of the United States) upon making a determination that such exclusion is permissible under Treasury Regulation section 1.423-2(e)(3) (or any successor rule).

f.Five Percent (5%) Owner Exclusion. No individual will be granted a purchase right under this Plan if, immediately after the grant, the individual would own or possess outstanding options to purchase capital stock of the Company (or any parent or subsidiary of the Company) that, when taken together, represent five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company (or such parent or subsidiary), taking into account the share ownership and/or option rights of any person whose stock holdings are attributable to such individual under Code section 424(d).

g.Annual $25,000 Accrual Limit Exclusion. No individual will be granted a purchase right under an Offering if doing so would cause the individual’s rights to purchase stock under all “employee stock purchase plans” (as defined in Code section 423) of the Company or its Affiliates to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such purchase right would be outstanding at any time.

Article 4. Offering Periods

Unless otherwise determined by the Administrator, the Offering Periods under this Plan will run in consecutive periods of approximately six (6) months, but not exceeding twelve (12) months, beginning on or about October 1, 2023. Notwithstanding the foregoing, the Administrator may deviate from the foregoing schedule with respect to one or more Offerings, cancel any such Offering, and/or establish additional Offerings over other Offering Periods in accordance with Code section 423.

Article 5. Participation and Contribution Elections

An Eligible Employee may elect to participate in an Offering by notifying the Administrator, in such form and in accordance with such procedures as are authorized by the Administrator, of the Eligible Employee’s intention to participate in the Offering and authorizing payroll deductions during the Offering Period. Elections must be received and accepted by the Administrator prior to the Grant Date (or by such earlier deadline established by the Administrator). Unless otherwise determined by the Administrator in accordance with Code section 423, participation in an Offering will be administered in accordance with the provisions of this Article 5.

a.Payroll Deductions. Contribution by payroll deduction will be the sole means for Participants to contribute funds to this Plan for the exercise of their purchase rights; provided that the Administrator may permit a Participant to make direct payment contributions consistent with the Participant’s contribution election during an unpaid leave of absence during an Offering Period. Payroll deductions will be applied on an after-tax basis for each pay period beginning with the first full pay period following the Offering Date and ending with the last full pay period that ends on or prior to the last Purchase Date of the Offering, subject to the Participant’s withdrawal under Article 8.

b.Participant Accounts. All payroll deductions (or other authorized contributions) will be credited to a bookkeeping account maintained on behalf of the Participant under this Plan. No interest will accrue with respect to such accounts. All payroll deductions (or other authorized contributions) credited to a Participant’s account under this Plan will be deposited with the general funds of the Company or other Participating Employer and may be used by the Company or other Participating Employer for any corporate purpose; neither the Company nor any Participating Employer shall have any obligation to segregate payroll deductions (or other authorized contributions).

c.Contribution Elections. Participants may elect the level of contribution, in accordance with procedures authorized by the Administrator, subject to any applicable restrictions under this Plan and for the Offering. Participants may elect to have deductions made for each pay period that are no less than twenty dollars ($20) and no more than one thousand dollars ($1,000). The Administrator may establish different minimum and maximum contribution amounts consistent with the requirements of Code section 423.

d.Contribution Election Changes. Participants may change the amount, as applicable, of their payroll deduction contribution elections on a prospective basis at any time, in accordance with procedures authorized by the Administrator; provided that any minimum or maximum level of contribution applicable to the Offering will continue to apply. Duly elected changes will become effective as soon as administratively practicable but in no case later than the second full pay period following the Administrator’s receipt of the completed change election. Notwithstanding the foregoing, the Administrator may, at any time, limit the number of contribution election changes that Participants may make during any Offering Period on a prospective basis.

e.Automatic Renewal of Participant Elections. Eligible Employee elections to participate in any of the consecutive Offerings described in Article 4 will automatically renew for each subsequent Offering in the series of such consecutive successive Offerings at the contribution election level in effect on the Grant Date of the subsequent Offering; provided that such automatic renewal will be suspended upon a Participant’s withdrawal from any of the Offerings and only resume if the Participant thereafter elects to participate in such Offerings.

f.Suspension of Contributions. The Administrator may suspend a Participant's payroll deduction contributions to the extent and for so long as it determines that any additional contributions would likely be returned to the Participant under Article 10 as a result of exceeding any of the limitations under Article 7.

Article 6. Grant of Purchase Rights

Each Participant in an Offering will be treated as having been granted an option on the Grant Date to purchase on an applicable Purchase Date a number of shares of Common Stock determined by dividing the balance of the Participant's Plan account as of the Purchase Date by the Purchase Price for the Offering (rounded down to the nearest whole share), subject to the limitations of Article 7. To the extent not exercised, such option grants expire at the end of the Offering Period.

Article 7. Offering Limitations

No purchase right will accrue or be treated as granted to any Participant under this Plan with respect to the purchase of any shares of Common Stock that would be subject to a limitation in this Article 7.

a.Annual Twenty-Five Thousand Dollar ($25,000) Accrual Limit. The number of shares of Common Stock that may be purchased under this Plan for a Participant on any Purchase Date will be reduced to the extent required to comply with the $25,000 limitation imposed under Code section 423(b)(8) on the accrual of employee stock purchase plan purchase rights within a calendar year.

b.Maximum Shares per Offering. Unless otherwise established by the Administrator prior to the Grant Date, the maximum number of shares of Common Stock that may be purchased on behalf of any Participant with respect to a single Offering will be five thousand (5,000) (subject to any adjustment under Article14).

c.Share Reserve Limit. The number of shares of Common Stock that may be purchased under this Plan for a Participant on any Purchase Date will be reduced as provided in Article 10(b) if required so as not to exceed the limitation on shares of Common Stock available for purchase under this Plan in Article 15 (subject to any adjustment under Article 13).

d.Other Limitations. The Administrator may impose any additional limitation on the purchase rights granted to Participants under a particular Offering, on a uniform and nondiscriminatory basis or as otherwise may be in accordance with Code section 423.

Article 8. Withdrawal

A Participant may withdraw from any Offering at any time, in accordance with procedures authorized by the Administrator.

a.Cessation of Participation. Upon the Administrator’s receipt of an individual’s duly made election to withdraw from an Offering no later than fifteen (15) days before the Purchase Date, the individual will cease to be a Participant with respect to the Offering, any unexercised purchase rights of the individual relating to the Offering will automatically be cancelled and of no further force and effect, and all payroll deduction contributions of the individual relating to the Offering will cease. Such individuals’ sole right under this Plan with respect to the Offering will be to receive, as soon as administratively practicable, a payment equal to the amount of the individual’s Plan account balance relating to the Offering.

b.Effect of Withdrawal. An individual’s withdrawal from an Offering will have no effect upon the individual’s eligibility to participate in any other Offering under this Plan or in any other benefit plan or program of a Participating Employer. An individual who withdraws from an Offering will not be deemed to have elected to participate in any subsequent Offering under any automatic renewal or similar feature under this Plan.

c.Coordination with 401(k) Plan. In the event a Participant, who is also a participant in a 401(k) plan maintained by the Company or another Participating Employer, receives a hardship distribution under such a 401(k) plan and has a cash balance in his or her account under this Plan which has not already been applied to the purchase of Common Stock at the time the Participant receives such a hardship distribution, such cash balance shall be returned to the Participant as soon as administratively practicable.

Article 9. Termination of Employment

Upon a Participant’s termination of employment by a Participating Employer during an Offering Period, the Participant will be deemed to have elected to withdraw from the Offering pursuant to Article 8 as of the termination date. For this purpose, (i) an employment transfer from one Participating Employer to another Participating Employer in the same Offering will not be treated as a termination of employment, and (ii) a leave of absence exceeding 90 days will be treated as a termination of employment.

a.Death of Participant during Offering Period. If a Participant dies during an Offering Period, the Participant will be deemed to have elected to withdraw from the Offering pursuant to Article 8 as of the date of death, and any payments required under this Article 9(a) will be made to the Participant’s Beneficiary or, if there is no Beneficiary, to the Participant’s estate.

Article 10. Exercise of Purchase Right

Unless otherwise established by the Administrator for an Offering, on the designated Purchase Date(s) of each Offering, the purchase rights granted to each Participant in the Offering will be automatically exercised in full in accordance with Article 6 (subject to the limitations of Article 7) and the provisions of this Article 10. Each Participant’s Plan account will be reduced by the amount used to exercise the Participant’s purchase rights.

a.Unused Account Balance. Any balance remaining in a Participant’s Plan account after the purchase of the maximum number of shares of Common Stock on the last Purchase Date of an Offering, including any amounts remaining due to the application of any limitation under Article 7 and any amount that is insufficient to purchase a whole share of Common Stock, will be returned to the Participant promptly after the Purchase Date.

b.Allocation of Limited Shares. If purchase rights being exercised on a Purchase Date are reduced so as not to exceed the maximum number of shares of Common Stock that may be made available under this Plan or another limitation on the total number of shares of Common Stock made available for an Offering pursuant to Article 7(c) or 7(d), respectively, the Administrator will make a pro rata allocation of the shares available for purchase on such Purchase Date, in as uniform and equitable manner as it deems practicable, among all Participants whose purchase rights are being exercised on the Purchase Date.

Article 11. Issuance of Shares

As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company will arrange for issuance of the purchased shares to participating Participants, in accordance with procedures authorized by the Administrator, subject to the provisions of this Article 11.

a.Conditions. No shares of Common Stock will be issued under this Plan unless the issuance of such shares, in the determination of the Administrator, complies with all applicable provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed. As a condition to the issuance of shares of Common Stock under this Plan, the Company may require any recipient of shares issued under this Plan to make such representations and warranties as may be required in the opinion of counsel for the Company.

b.Transfer of Shares. The transfer of shares of Common Stock upon exercise of purchase rights under this Plan will be effectuated in such manner as determined by the Administrator, which may include an appropriate entry on the books of the Company, the issuance of certificates (bearing such legends as the Administrator deems necessary or desirable), and/or other appropriate means. The Administrator may require that shares issued to an individual under this Plan be deposited directly with a designated broker or designated agent of the Company, be retained with such broker or agent for a designated period of time and be subject to additional measures to facilitate the Administrator’s tracking of disqualifying dispositions of such shares.

c.Mandatory Holding Period for Shares of Common Stock. Notwithstanding anything in this Plan to the contrary and other than to satisfy withholding tax obligations in accordance with Article 12, unless the Administrator otherwise determines, a Participant may not lend, offer, pledge, sell, contract to sell, sell or grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock acquired under this Plan (in any case, a “Transfer”) before the expiration of the period beginning on and including the Purchase Date on which such shares of Common Stock were acquired under this Plan and ending on the first date that is at least two (2) years from the Grant Date and at least one (1) year from the Purchase Date. Any Transfer of shares of Common Stock in violation of this Article 11(c) will be null and void. The Company will not be required to (i) recognize on its books any Transfer in violation of this Article 11(c) or (ii) treat as owner of a share of Common Stock any purchaser or other transferee to whom a share of Common Stock has been Transferred in violation of this Article 11(c). To ensure compliance with the requirements of this Article 11(c), the Company may issue “stop transfer” instructions to its transfer agent, if any, or make notations to the same effect in its records, in each case, as the Company determines to be necessary or appropriate.

d.Right as Shareholder. No individual will have any voting, dividend or other shareholder rights with respect to any shares of Common Stock made available under this Plan unless and until such time as the shares are issued to the individual.

e.Death of Participant prior to Delivery. If a Participant dies after the exercise of the Participant’s purchase rights but before issuance of the purchased shares of Common Stock, the shares will be issued to the Beneficiary of the Participant or, if there is no Beneficiary, to the Participant’s estate in accordance with the provisions of this Article 11.

Article 12. Withholding

By electing to participate in this Plan, Participants agree to make adequate provision for the Company’s or Participating Employer’s federal, state, local or other tax withholding obligations, if any, which arise in connection with the purchase rights granted and/or shares of Common Stock issued under this Plan, whenever such obligation may arise. Such measures may include, at the discretion of the Administrator to the fullest extent permitted under applicable law, increased withholding by the Company or a Participating Employer from a Participant’s wages or offsets from other compensation owed to the Participant, cash payments by the Participant to the Company or another Participating Employer, or the forced sale of a portion of the Common Stock issued to the Participant under this Plan.

Article 13. Adjustments

If the Administrator determines it is necessary or advisable to prevent dilution or enlargement of the benefits intended to be made available under this Plan in connection with a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock (or such other change in the corporate structure of the Company that materially affects the Common Stock), the Administrator will adjust, to the extent and in such manner as the Administrator deems equitable, any of the following: (i) the number and class of Common Stock that may be purchased under this Plan, (ii) the Purchase Price formula for one or more Offerings, (iii) the number of shares of Common Stock covered by outstanding purchase rights or (iv) the limits of Articles 7(b), 7(c) and 15.

Article 14. Corporate Events

In the event of a proposed merger, consolidation, acquisition of property or stock, separation, reorganization, dissolution or liquidation of the Company, the Administrator has the discretion, without limitation, to: (i) shorten the Offering Period of any Offering then ongoing and, if needed, establish a new Purchase Date at the end thereof for the exercise of all purchase rights relating thereto; provided that the Administrator will make reasonable efforts to provide sufficient advance notice to allow Participants the opportunity to withdraw from the Offering prior to the Purchase Date; (ii) cancel any Offering then in progress and pay to each Participant an amount equal to Participant’s Plan account balance relating to the Offering in full satisfaction of the Participants’ rights with respect thereto; (iii) provide that, with effect immediately prior to the corporate event, any relevant surviving corporation will assume the responsibility for outstanding purchase rights granted under this Plan, or make a new grant as a substitute for such outstanding purchase rights, in accordance with Treasury Regulation section 1.424-1(a) (or any successor rule).

Article 15. Shares of Common Stock Subject to this Plan

Subject to adjustment under Article 13, the maximum number of shares of Common Stock made available for sale under this Plan is three hundred thousand (300,000) plus any shares that remain available for purchase under the InfuSystem Holdings, Inc. Employee Stock Purchase Plan after its final Offering Period.

Article 16. Account Statements

The Administrator will maintain a bookkeeping account for each Participant and furnish Participants with statements of account activity no less frequently than annually.

Article 17. Transferability

Neither payroll deductions credited to a Participant's account nor any purchase rights granted under the Plan may be assigned, pledged or otherwise transferred in any way by the Participant, other than by will or the laws of descent and distribution. Any such attempt at assignment, pledge or transfer will be void and of no force and effect, except that the Administrator may treat such attempt as an election to withdraw from an Offering pursuant to Article 8. Purchase rights are only exercisable by the Eligible Employee to whom they are granted during the Eligible Employee's lifetime.

Article 18. No Right to Employment

A Participant’s right to purchase shares of Common Stock under this Plan shall not be construed as giving such Participant the right to be retained in the employment of the Company or any Participating Employer. Further, the Company or any Participating Employer may at any time dismiss a Participant from employment, free from any liability or claim under this Plan, unless otherwise expressly provided in this Plan.

Article 19. Administration of this Plan

The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of this Plan, including, without limitation, to determine eligibility for any Offering and resolve disputes over any claims arising under this

Plan; provided that this Plan shall in all respects be construed, interpreted and applied so as to comply with the requirements for an “employee stock purchase plan” within the meaning of Code section 423(b). The Administrator’s determinations are final, conclusive and binding upon all parties to the fullest extent permitted by applicable law, and such determinations shall be afforded the maximum deference in any court of law or other tribunal, to the fullest extent permissible under applicable law. The Administrator is authorized to adopt rules and procedures regarding the administration of this Plan in accordance with its terms, including, without limitation, rules and procedures relating to eligibility restrictions, making contributions to this Plan, establishing Plan accounts, beneficiary designations, accrual of interest, conversion of local currency, fulfilling withholding obligations, broker and transfer agent arrangements and handling of stock certificates. The Administrator may retain one or more agents to assist in the administration of this Plan. Subject to the terms of this Plan and applicable law, the Administrator may delegate to one or more officer or managers of the Company or any Participating Employer, or to a committee of such officers or managers, the authority, subject to the terms and limitations as the Administrator shall determine, to administer this Plan.

Article 20. Amendment and Termination of this Plan

The Company or the Administrator may amend, modify, suspend or terminate this Plan at any time, subject to the provisions of this Article 20.

a.Amendments subject to Shareholder Approval. Unless duly approved by a vote of the Company’s shareholders, no amendment or modification to this Plan or any Offering will be effective to the extent it would result in (i) a change in the type of Company securities or increase in the number of shares of Common Stock made available under this Plan, (ii) an expansion of the group of employers whose employees may become eligible to participate in this Plan or (iii) a provision or authorization that would cause this Plan or an Offering to fail to qualify as an “employee stock purchase plan” within the meaning of Code section 423(b).

b.Termination of this Plan. If this Plan’s termination date occurs prior to the end of any ongoing Offering Periods, the Administrator may either (i) shorten the Offering Period and, if needed, establish a new Purchase Date at the end thereof for the exercise of all purchase rights relating thereto or (ii) cancel the related Offering and pay to each Participant an amount equal to the Participant’s Plan account balance relating to the Offering in full satisfaction of the Participants’ rights with respect thereto.

Article 21. Effective Date

This Plan will become effective on the date it is adopted by the Board of Directors of the Company; provided that this Plan is duly approved by the shareholders of the Company within twelve (12) months of such date. No purchase rights will be exercised hereunder until this Plan is approved by the Company's shareholders, and if the period for shareholder approval expires without such approval, any completed or ongoing Offering will be canceled and become null and void, and each Participant will receive a payment equal to their Plan account balance in full satisfaction of the Participants' rights under this Plan.

Article 22. Governing Law

This Plan shall be governed by, and construed in accordance with, the laws of the state of Delaware.